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                                                                       Exhibit 5

                                Bingham Dana LLP
                               150 Federal Street
                                Boston, MA 02110


                                 August 17, 2001


iBasis, Inc.
20 Second Avenue
Burlington, MA  01803

         Re: REGISTRATION STATEMENT ON FORM S-8 UNDER THE SECURITIES ACT OF 1933, AS AMENDED

Ladies and Gentlemen:

         We have acted as counsel to iBasis, Inc., a Delaware corporation (the "COMPANY"), in connection with the registration under the Securities Act of 1933, as amended (the "ACT"), of 987,262 shares (the "SHARES") of the Company's Common Stock, $0.01 par value per share (the "COMMON STOCK"), pursuant to a Registration Statement on Form S-8 initially filed by the Company with the Securities and Exchange Commission on or about the date of this letter.

         The Shares include shares of Common Stock that may be issued pursuant to the grant of awards under the the PriceInteractive Amended and Restated 2000 Restricted Stock Plan (the "PLAN"), which was assumed by the Company pursuant to the Agreement and Plan of Merger and Reorganization, dated as of December 12, 2000, by and among the Company, Price Interactive, Inc. and Penguin Acquisition Corp. (the "MERGER AGREEMENT").

         As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, documents, agreements or other instruments of the Company. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

         We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

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iBasis, Inc.
August 17, 2001
Page 2


         We further assume that any Shares issued pursuant to the Plan will be issued in accordance with the terms of such Plan.

         This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

         Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, upon issuance of the Shares in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               /s/ Bingham Dana LLP

                                               Bingham Dana LLP